Exhibit 99.1

VAALCO Energy Announces New York Stock Exchange Listing

PR Newswire -- October 2, 2006

HOUSTON, Oct. 2 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY), (the “Company”), a growing exploration and production company operating internationally, announced today that it has been approved for listing on the New York Stock Exchange (NYSE). The stock is expected to begin trading on the NYSE on October 12, 2006 under the symbol EGY. The last day for trading of the Company’s stock on the Amex will be October 11, 2006.

The NYSE approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the NYSE, and may be rescinded if the Company is not in compliance with such standards. The Company believes it is in compliance as of the date of this release.

“We are excited to join the ranks of some of the world’s best known companies,” stated Robert Gerry, Chairman and CEO of the Company. “We anticipate that the listing will increase our visibility and investor base due to the high standards and globalization of the New York Stock Exchange.”

VAALCO operates the Etame Block offshore Gabon, West Africa, where it has sold 23.9 million gross bbls (5.7 million net bbls) from the Etame field since startup. The Company made two discoveries on the Etame block in 2004 (the Ebouri and Avouma discoveries). The Company recently set a platform to develop the Avouma discovery, and commenced drilling operations for two development wells on the platform last week. Last month the Company received approval from the Gabonese government for the development plan for the Ebouri discovery, with plans to construct and set a platform to develop Ebouri in late 2007.

The Company also has exploration rights onshore Gabon via a five year production sharing contract over the 270,000 acre Mutamba Iroru block.

In September 2006, the Company received approval from the Angolan cabinet of its award by Sonangol, the National Oil Company of the Republic of Angola, of a 40% participating interest in Block 5, an oil exploration concession located in the Kwanza basin in the northern waters offshore Angola. The four year primary term of the contract awards the Company exploration rights to 1.4 million acres, with 95% of the block having a water depth of less than 200 meters. The Company is the designated operator of the concession and during the initial term will acquire 1,000 square kilometers and drill two exploration wells. A second three year term is available for a commitment to acquire additional seismic within the block and the drilling of two additional exploration wells.

Additionally, since the beginning of the year the Company’s consultant in England has been studying blocks in the North Sea that are currently available or will soon become available for acquisition. The Company has applied to the government for blocks in the 24th licensing round held last June. The winners of blocks are expected to be announced later in October.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                                  10/02/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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